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                                                                   EXHIBIT 10(q)


                               BANCORPSOUTH, INC.
                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into this ______ day of __________, _____, by and between BancorpSouth, Inc. (the "Company") and [NAME] ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is employed as [title] of the Company; and

         WHEREAS, the Company desires to provide certain severance payments to Employee in the event that Employee's employment with the Company is terminated in connection with a change in control of the Company;

         NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         Terms used in this Agreement that are defined are indicated by initial capitalization of the term. References to an "Article" or a "Section" mean an article or a section of this Agreement. In addition to those terms that are specifically defined herein, the following terms are defined for purposes hereof:

         "Administrator" means a committee consisting of the Company's chief executive officer, the secretary of the Company, the vice president of human resources, and any other individuals appointed by the chief executive officer. The Administrator may delegate any of its duties or authorities to any person or entity. If a Change in Control occurs, as described in this Agreement, the Administrator shall be the committee of individuals who were committee members immediately prior to the Change in Control.

         "Benefit" means the benefits described in Article II.

         "Change in Control" means a transaction or circumstance in which any of the following have occurred:

(a) any "person" as such term is used in sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 25%



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         of the total voting power represented by the Company's then outstanding
         Voting Securities (as defined below), or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities (i.e., any securities of the entity which vote generally in the election of its directors) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 65% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                ARTICLE II. CHANGE IN CONTROL TERMINATION PAYMENT

SECTION 2.1 BENEFITS ON TERMINATION.

         (a) Amount. Subject to the conditions, limitations and adjustments that are provided for herein, the Company will provide Benefits to Employee the sum of the amounts described below if, within the 24 month period following a Change in Control, Employee's employment with the Company terminates pursuant to
Section 2.3 of this Agreement:

         (1) An amount equal to ____% of the Employee's annual base compensation determined by reference to his base salary in effect at the time of Change in Control.

         (2) An amount equal to ____% of the highest annual bonus that Employee would be eligible to receive during the fiscal year ending during which the Change in Control occurs.



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         (3)      For a period of ___ months, participation in medical, life, disability and similar benefit plans that are offered to similarly situated employees of the Company immediately prior to the applicable Change in Control for the Eligible Employee and his dependents. Such participation may be pursuant to the continuation coverage rights of Eligible Employees pursuant to
                  Part 6 of Title I of ERISA ("COBRA") or the Company may provide such benefits directly through the purchase of insurance or otherwise. Notwithstanding the foregoing, the period for participation in a self-funded medical plan pursuant to this paragraph 3 shall not exceed the maximum period of continuation coverage provided under COBRA. If benefits are provided pursuant to COBRA continuation rights, the Company shall pay a cash amount to the Eligible Employee at the time of severance that is sufficient to cover all premiums required for such COBRA coverage under the appropriate benefit plans.

         (4) For a period of ___ months, participation in general and executive fringe benefits offered to similarly situated executive employees immediately prior to the applicable Change in Control, including, but not limited to, auto allowance, financial planning, annual physical examination, and civic and country club dues.

         (b) Adjustments to the Amount of Benefit. Notwithstanding anything herein to the contrary, the amounts due to Employee under Section 2.1(a) shall be adjusted in accordance with Section 2.2 if any payment provided to Employee is determined to be subject to the excise tax described in section 4999 of the Code.

         (c) Time for Payment; Interest. The cash Benefits payable made under this Section 2.1 shall be paid to Employee in a single lump sum within ten days following the date of termination. The Company's obligation to pay to Employee any amounts under this Section 2.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

         (d) Troubled Institution Limitation. All Benefit payments hereunder are subject to the limitations on golden parachute and indemnification payments set forth in 12 USC ss.1823(k), the regulations promulgated thereunder, and other law that prohibits payment of any portion of Benefits by the Company to Employee by the Company. To the extent possible, this limitation shall be applied by reducing only the portion of Benefits that exceed such legal limitation.

         2.2 BENEFIT ADJUSTMENTS. Notwithstanding the amount of Benefits described in Section 2.1(a), Benefits shall be limited in the event that Employee would realize less income on the receipt of Benefits and other "change in control payments" (as defined in section 280G of the Code), net of taxes, after deducting the amount of excise taxes that would be imposed pursuant to section 4999 of the Code. In such an event, the Benefits payable hereunder shall be reduced so that Benefits received in combination with all other change in control payments to be received by Employee equal the maximum amount that does not result in the receipt of a "parachute


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payment" (as defined by section 280G(b)(2) of the Code) by Employee. This reduction shall not apply if the amount of Benefits and other change in control payments received by Employee exceed such reduced amount after deducting the excise tax that would be imposed pursuant to section 4999 of the Code.

         2.3 TERMINATION OF EMPLOYMENT. Employee shall only be entitled to the Benefits described in Section 2.1, as adjusted by Section 2.2, if Employee's termination of employment is on account of termination by Company without cause or termination by Employee with cause, which are described as follows:

         (a) By Company Without Cause Termination of employment by the Company without cause shall occur if the Company provides oral or written notice to Employee of involuntary termination that is not on account of just cause. For this purpose, termination for "just cause" will only occur upon written notice to Employee that employment is involuntarily terminated due to any of the following:

         (1) conviction of Employee for a crime involving fraud, dishonesty or theft, or of any felony which, in the reasonable judgment of the Board, materially affects Employee's ability to perform his duties pursuant to this Agreement;

         (2) commission by Employee of an act of fraud, embezzlement, or material dishonesty against the Company or its affiliates; or

         (3) intentional neglect of or material inattention to Employee's duties, which neglect or inattention remains uncorrected for more than 30 days following written notice from the chief executive officer of the Company detailing the Company's concern.

         (b) By Employee With Cause. Termination of employment by Employee with cause shall occur if Employee terminates employment for any of the following reasons:

         (1) A material adverse alteration in Employee's position, responsibilities or status from that which was in effect immediately prior to a Change in Control.

         (2) A reduction in Employee's compensation as in effect immediately prior to the Change in Control, or a substantial reduction in the benefits provided to Employee prior to the Change in Control.

         (3) Relocation of Employee by the Company to a location that is more than 35 miles from the Employee's current workplace.

         (4) The material breach of the Company of any portion of its employment policies and/or any employment agreement with Employee.


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Provided, however, that 180 days after Employee begins performing duties pursuant to a position that was offered by the Company (or its successor) following a Change in Control and that would have otherwise resulted in the occurrence of the events described in this Section 2.3(b), the occurrence of the events described in this Section 2.3(b) shall be determined by reference to the position as it was accepted by Employee following the Change in Control.

                           ARTICLE III. ADMINISTRATION

         SECTION 3.1. The provisions of this Agreement are intended to provide severance benefits and protection to Employee. The Administrator has absolute discretion to interpret the terms of this Agreement and to make all determinations required in the administration hereof, including making determinations about eligibility for and the amounts of Benefits. All decisions of the Administrator are final, binding and conclusive on all parties.

         SECTION 3.2. Benefits can only be denied or forfeited if Employee does not satisfy the conditions for receiving payment that are described herein or if the Company validly amends the Agreement as described in Section 4.4.

         SECTION 3.3. If Employee's claim for Benefits is denied, the Administrator will furnish written notice of denial to Employee within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed 90 days, and Employee must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period. If the Administrator does not provide written notice, Employee may deem the claim denied and seek review according to the appeals procedures set forth below.

         (a) Notice of Denial. The notice of denial to the Claimant shall state:

         (1)      The specific reasons for the denial.

         (2) Specific references to pertinent provisions of the Agreement on which the denial was based.

         (3) A description of any additional material or information needed for Employee to perfect his claim and an explanation of why the material or information is needed.

         (4) A statement that Employee may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing and that any appeal that Employee wishes to make of the adverse determination must be in writing to the Administrator within 60 days after Employee receives notice of denial of benefits.

         (5) The name and address of the Administrator to which Employee may forward an appeal. The notice may state that failure to appeal the action to the Administrator



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                  in writing within the 60-day period will render the
                  determination final, binding and conclusive.

         (b) Appeals Procedure. If Employee appeals to the Administrator, Employee or his authorized representative may submit in writing whatever issues and comments he believes to be pertinent. The Administrator shall reexamine all facts related to the appeal and make a final determination of whether the denial of benefits is justified under the circumstances. The Administrator shall advise Employee in writing of:

         (1)      The Administrator's decision on appeal.

         (2)      The specific reasons for the decision.

         (3) The specific provisions of the Agreement on which the decision is based.

Notice of the Administrator's decision shall be given within 60 days of the Claimant's written request for review, unless additional time is required due to special circumstances. In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

                            ARTICLE IV. GENERAL TERMS

         SECTION 4.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

         If to the Company to:

         BancorpSouth, Inc.
         Personnel Director
         P.O. Box 789
         Tupelo, MS  38802

         If to Employee, to:

         [name]
         ------------------------
         ------------------------
         ------------------------

         SECTION 4.2 WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any,


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relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person, except as required by law.

         SECTION 4.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement and its Attachments constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

         SECTION 4.4 AMENDMENT. This Agreement may not be modified by an subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than Employee; and (v) is signed by Employee.

         SECTION 4.5 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Mississippi, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law.

         SECTION 4.6 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives. The obligations, duties and responsibilities of Company hereunder shall be binding upon any successor of the Company (whether through a transaction described as a Change in Control or otherwise).

         SECTION 4.7 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

         SECTION 4.8 SEVERABILITY. The provisions of this Agreement and the amount of Benefits payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or Benefit payment shall be effective and binding upon the parties.

         SECTION 4.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.



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                     ARTICLE V. ERISA RIGHTS AND INFORMATION

The parties acknowledge that the following information is provided to Employee hereunder in connection with Employee's rights as a welfare plan participant under ERISA. The terms "you" and "yours" refer to Employee.

As a participant in a welfare plan maintained by the Company, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

o Examine, without charge, at the Administrator's office and at other specified locations, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

o Obtain copies of all plan documents and other plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

o Receive a summary of the plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this plan or from exercising your rights under ERISA.

If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.



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If you have any questions about your plan, you should contact the Administrator.
If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                          SUMMARY OF ERISA INFORMATION

Name of Plan: BancorpSouth, Inc. Change in Control Plan

Name and Address of the Company:

                  BancorpSouth, Inc.
                  One Mississippi Plaza
                  201 South Spring Street
                  Tupelo, MS  38804

Who Pays for the Plan: The cost of the plan is paid entirely by the Company.

The Company's Employer Identification No.: 64-0659571

Plan Number: 520

Plan Year: January 1 to December 31

Plan Administrator, Name, Address and Telephone No.:

                  Administrator of the BancorpSouth, Inc. Change in Control plan c/o Cathy Freeman
                  BancorpSouth, Inc.
                  One Mississippi Plaza
                  201 South Spring Street
                  Tupelo, MS  38804
                  (662) 680-2000

Agent for Service of Legal Process on the Plan: Chief Executive Officer or
                                                Administrator.

Benefits are paid out of the general assets of the Company. The Company may, in its discretion establish a "grantor trust" to fund the payment of Benefits. Otherwise, this plan does not give you any rights to any particular assets of the Company. Cash amounts paid under a severance plan are generally considered taxable income to the recipient.




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         IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EMPLOYEE



------------------------------------          ----------------------------------
[NAME]                                        Date

COMPANY:

BANCORPSOUTH, INC.



By:
    --------------------------------          ----------------------------------
                                              Date
Its:
     -------------------------------








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